Exhibit 99

Contacts:

INVESTORS	MEDIA
Michael Carrel	Meagan Busath
Executive Vice President and CFO	Public Relations Manager ZAMBA
Solutions	ZAMBA Solutions
(952) 844-3113	(408) 626-6051
mcarrel@ZAMBAsolutions.com	mbusath@ZAMBAsolutions.com

FOR IMMEDIATE RELEASE

ZAMBA SOLUTIONS ANNOUNCES DECISIVE COST-SAVING MEASURES TO ACCELERATE PROFITABILITY

MINNEAPOLIS & SAN JOSE, Calif. – May 22, 2001 – ZAMBA Solutions (Nasdaq:ZMBA), a leading customer relationship management (CRM) consulting and systems integration company for Global 2000 organizations, today announced specific cost-related measures to reinforce its position and accelerate a return to profitability. These include reducing operational and infrastructure costs, aligning skill-set mix with market requirements, and reducing office space costs. The workforce action impacts 57 employees, or approximately 20% of the total workforce. The company also adjusted its second quarter revenues and earnings outlook.

"These actions are part of our overall strategy to proactively manage the business and are in response to the slowdown in decision-making that we are seeing in the market.  By acting decisively now, we are confident we will accelerate our return to profitability," said Doug Holden, president and chief executive officer at ZAMBA.

The company expects cost savings from these actions to be approximately $11 million on an annualized basis.  ZAMBA Solutions will take a restructuring charge in the second quarter of 2001 of approximately $2.0-$3.0 million, which will consist primarily of severance and related expenses from the reduction in workforce, and charges related to office space consolidation.  The company, based on current visibility, revised its guidance on revenues to be $8 to $8.5 million, and pro forma earnings (which exclude amortization of intangibles, acquisition costs, stock-based compensation charges, and restructuring costs) to a loss per share of $0.08 to $0.11.

“While delayed decision-making on the part of some of our clients is leading us to revise our guidance on revenue, we are confident that by building a strong team and managing a lean cost model, we will position ourselves for profitable growth,” said Holden.

ZAMBA Solutions will host a conference call today, May 22, 2001, at 6:00 p.m. EDT (5:00 p.m. CDT, 3:00 p.m. PDT) to discuss these cost-savings measures, organization changes, and revised expectations.  The conference is open to all interested parties.  To participate in the call, interested parties must dial (877) 888-4210 from within the U.S. or (416) 695-5261 from outside the U.S. and ask for the ZAMBA Solutions Investor Call.

About Zamba Solutions

ZAMBA Solutions is a leading customer relationship management (CRM) consulting and systems integration company for Global 2000 organizations. One of the largest companies focused exclusively on CRM services, ZAMBA helps clients better anticipate, understand and respond to the needs of their current and potential customers through integrated, multi-channel solutions. Based on the Company's CRM expertise and experience, ZAMBA has created an end-to-end blueprint of industry-leading solutions addressing each aspect of CRM, including CRM strategy, analytics and marketing, contact center, content and commerce, field sales, field services, mobile and wireless and enterprise integration. The company has offices in San Jose, Boston, Colorado Springs, Denver, Minneapolis, and India. For more information, contact ZAMBA at www.ZAMBAsolutions.com or (800) 677-9783.

Disclaimer regarding forward-looking statements:
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, the growth rate of the marketplace for customer-centric solutions, our ability to develop skills in implementing customer-centric solutions, the ability of our partners to maintain competitive products, the impact of competition and pricing pressures from actual and potential competitors with greater financial resources, our ability to obtain large-scale consulting services agreements, client decision-making processes, changes in expectations regarding the information technology industry, our ability to hire and retain competent employees, possible changes in collections of accounts receivable, changes in general economic conditions and interest rates, and other factors identified in our filings with the Securities and Exchange Commission.

"ZAMBA Solutions" is a trade name under which Zamba Corporation conducts operations.